                                                      Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-53457


                       SENSORMATIC ELECTRONICS CORPORATION

           SUPPLEMENT NUMBER TEN TO PROSPECTUS DATED DECEMBER 20, 1999



                  This Supplement is a part of the Prospectus dated December 20, 1999 relating to 6,900,000 Depositary Shares ("Depositary Shares"), each representing a one-tenth interest in a share of 6 1/2% Convertible Preferred Stock, par value $.01 per share ("Preferred Stock"), of Sensormatic Electronics Corporation ("Sensormatic" or the "Company"). The Prospectus (as well as this Supplement) also relates to 690,000 shares of the Preferred Stock and certain shares of Common Stock, par value $.01 per share, of Sensormatic, issued upon conversion of such Depositary Shares and/or Preferred Stock and issued or issuable in payment of dividends and certain premium payments with respect to the Preferred Stock. The Prospectus was previously supplemented by Supplement Number One dated January 24, 2000, Supplement Number Two dated January 25, 2000, Supplement Number Three dated February 15, 2000, Supplement Number Four dated April 6, 2000, Supplement Number Five dated May 10, 2000, Supplement Number Six dated May 30, 2000, Supplement Number Seven dated June 21, 2000, Supplement Number Eight dated July 11, 2000 and Supplement Number Nine dated July 26, 2000. Defined terms contained in this Supplement have the meanings assigned to them in the Prospectus.

                  The following updates certain information concerning the Selling Securityholders and the securities of Sensormatic held by them, as set forth in the Prospectus under the caption "Selling Security Holders", based on information received from the Selling Securityholders named below after the date of the Prospectus and prior to the date hereof. The information concerning the Selling Securityholders in the Prospectus (including any previous Supplement) is not being updated to show sales, except to the extent that any such sales are reflected in the current beneficial ownership information set forth below. Except as amended or supplemented hereby or as contemplated by the preceding sentence, the information in the Prospectus concerning the Selling Securityholders and the securities of Sensormatic held by them, as previously amended by any Supplements previously filed, remains in full force and effect.



  -------------------------------------------------------------------------------------------------------------------------------
                           Common Stock                      Depositary Shares               6 1/2% Convertible Preferred Stock
  -------------------------------------------------------------------------------------------------------------------------------
                                              Bene-                                 Bene-                              Bene-
                                              ficially                              ficially                           ficially
                                              Owned                                 Owned                              Owned
                    Beneficially              After    Beneficially Owned           After    Beneficially     Offered  After
  Name of Selling   Owned Prior to  Offered   This     Prior to This      Offered   This     Owned Prior to   for      This
  Securityholder    This Offering   for Sale  Offering Offering           for Sale  Offering This Offering    Sale     Offering
  -------------------------------------------------------------------------------------------------------------------------------
                                                                                             No. of
                                                                                             Shares
                                                      No. of     % of                        of        % of
                    No. of   % of                     Depositary Depositary                  Preferred Preferred
                    Shares   Shares                   Shares     Shares                      Stock     Stock
  -------------------------------------------------------------------------------------------------------------------------------
  Bear Stearns &
   Co. Inc.(1)      64,037   *      64,037    0       50,000    *         50,000    0       5,000     *        5,000   0
  -------------------------------------------------------------------------------------------------------------------------------

  Total             64,037   *      64,037    0       50,000    *         50,000    0       5,000     *        5,000   0
  -------------------------------------------------------------------------------------------------------------------------------


(1) Bear Stearns & Co., Inc. provides investment banking services to the Company and was one of four initial purchasers in a private placement by the Company of the securities. The securities held by Bear, Stearns & Co., Inc. were acquired from time to time after the initial placement of the securities in its capacity as a broker dealer or market maker. Additionally, Bear Stearns & Co., Inc. has acted as financial advisor in connection with the sale of certain businesses of the Company.

                THE DATE OF THIS SUPPLEMENT IS NOVEMBER 17, 2000